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                                                                     EXHIBIT 2.5

                           GRINDSTAFF CHEVROLET, INC.

                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (this "Agreement"), is entered into as of December 27, 1997 by and between SUNBELT AUTOMOTIVE GROUP, INC., a Georgia corporation ("SUNBELT"), BAG TENNESSEE II, INC., a Georgia corporation ("Sub") (SUNBELT and Sub are sometimes referred to as "Buyers"), GRINDSTAFF, INC., d/b/a Grindstaff Chevrolet, Chrysler, Plymouth, Dodge, a Tennessee corporation (the "Company" or "GCI") and STEVE GRINDSTAFF (90%) AND WES HAMBRICK (10%) (the "Stockholder"). SUNBELT, Sub, the Company and the Stockholder are sometimes referred to collectively as the "Parties" and individually as a "Party."

                                  WITNESSETH:

     WHEREAS, the Company and its wholly-owned subsidiary, EMPIRE KIA, INC. ("GCI SUBSIDIARY") operates Chevrolet, Jeep-Eagle, Chrysler, Plymouth, Dodge and Kia automobile dealership businesses in Elizabethton, Tennessee;

     WHEREAS, the Stockholder owns all of the issued and outstanding shares of Common Stock $1,000, par value, of the Company (the "GCI Shares");

     WHEREAS, Sub is a wholly-owned subsidiary of SUNBELT; and

     WHEREAS, Sub desires to purchase all of the GCI Shares, and the Stockholder desires to sell the GCI Shares to Sub upon the terms and subject to the conditions set forth in this Agreement, such that immediately after giving effect to such purchase and sale, Sub will own one hundred percent (100%) of all of the issued and outstanding shares of Common Stock of the Company, on a fully diluted basis.

     NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                          PURCHASE AND SALE OF SHARES

1.1  PURCHASE AND SALE OF THE SHARES.

     (a) PURCHASE AND SALE. Upon the terms and subject to the conditions set forth in this Agreement, the Stockholder shall sell to Sub, and Sub shall purchase from the Stockholder, the GCI Shares for an aggregate purchase price equal to NINE MILLION DOLLARS ($9,000,000) (the "Base Price"), which Base Price is subject to adjustment after Closing as provided in SECTIONS 1.3 AND 1.4 hereof. The Base Price herein is predicated upon the "FIFO Net Worth" of the Company which the Company and the Stockholder represent will be no less than to be determined by Bobby Vawter, CPA on 12/30/97, not counting any operating loss for January and February, 1998 ("Adjusted Net Worth") as of the Closing Date. At the Closing referred to in SECTION 1.1(b) hereof:

     (i) the Stockholder shall sell, assign, transfer and deliver to Sub the GCI Shares representing 100% of the outstanding Common Stock, free and clear of all Liens (as defined in SECTION 10.11), and shall deliver the certificates representing such Shares accompanied by stock powers duly executed in blank; and

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                  (ii)  Sub shall accept and purchase the GCI Shares from the
Stockholder and in payment therefor shall deliver to the Stockholder immediately available funds in an aggregate amount equal to the cash portion of the Base Price, less the Escrow Amount (as defined in Section 1.6) by certified funds; and

                  (iii) As set forth in Section 1.6, Sub will deliver the Escrow Amount to the Escrow Agent pursuant the terms of the Escrow Agreement.

         (b) CLOSING. (i) Subject to the conditions set forth in this Agreement, the purchase and sale of the GCI Shares pursuant to this Agreement (the "Closing") shall take place at a location to be agreed upon by the parties. The Closing of the transactions contemplated hereby shall take place within five (5) business days after the later of (a) the last manufacturer's approval of the Buyer or its designee as Dealer Sales and Service representatives of the Company's dealership, or (b) after the consummation of the purchase, sale and transfer of title of the subject real property contemplated to be sold herein to SUNBELT or its assignee; but in no event later than March 31, 1998. The date on which the Closing occurs is herein referred to as the "Closing Date".

         (c) DELIVERIES AT THE CLOSING. Subject to the conditions set forth in this Agreement, at the Closing:

                  (i) the Stockholder shall deliver to Sub (A) certificates representing the GCI Shares bearing the restrictive legend customarily placed on securities that have not been registered under applicable federal and state securities laws and accompanied by stock powers as required by SECTION 1.1(a)(i) hereof, and any other documents that are necessary to transfer to Sub good and marketable title to all the GCI Shares, and (B) all opinions, certificates and other instruments and documents required to be delivered by the Stockholder at or prior to the Closing or otherwise required in connection herewith;

                  (ii) Sub shall pay and deliver to the Stockholder funds as required by SECTION 1.1(a) (ii) herein and all certificates and other instruments and documents required to be delivered by Sub at or prior to the Closing or otherwise required in connection herewith;

                  (iii) The Company, Sub, SUNBELT and the Owners of each of the subject real properties wherein the automotive dealerships of the Company and the GCI Sub are operated at the present time shall have entered into acceptable agreements for the purchase and sale of the real estate properties; and

                  (iv) Sub and the Company shall enter into an consulting agreement with Stockholder in a form mutually acceptable to SUNBELT, Sub and Stockholder (the "Consulting Agreement") and a Non-Compete Agreement which is acceptable to Stockholder, Sub and SUNBELT.

1.2 PAYMENT OF BASE PRICE CONSIDERATION. The sum of NINE MILLION DOLLARS ($9,000,000.00) *(the Escrow Amount, as set forth in Section 1.6 below) shall be paid to Stockholder at Closing in cash or other immediately available funds ("Cash Consideration"); and

1.3 COMPUTATION OF FIFO NET WORTH

         (a) Base price adjusted only if net worth @ closing is not at least adjusted net worth.

* Plus an amount equal to forty percent (40%) of the taxable net income that must be reported by the selling shareholders for 1997.

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         (b) In determining the FIFO Net Worth of the Company for purposes of the Closing Date Balance Sheet, Generally Accepted Accounting Principles ("GAAP"), consistently applied shall be utilized by the Parties.

1.4       NET WORTH ADJUSTMENT


         (a) As soon as practicable after the Closing Date, the Stockholder shall deliver to Sub a balance sheet of the Company dated as the Closing Date (such balance sheet so delivered is referred to herein as the "Closing Date Balance Sheet"). SUNBELT shall reimburse the Company for reasonable fees or expenses incurred by the Company's certified public accountant in connection with the preparation of the Closing Date Balance Sheet or the Estimated Closing Date Balance Sheet referred to in SECTION 6.6. The Closing Date Balance Sheet shall be prepared in good faith on the same basis and in accordance with the accounting principles, methods and practices used in preparing the Financial Statements (as defined in SECTION 4.7 hereof), subject to the modifications, adjustments and exceptions to such accounting principles, methods and practices set forth on SCHEDULE 1.4(a) hereto (such accounting principles, methods and practices as so modified and adjusted, and such procedures, are referred to herein as the "Accounting Principles"). In connection with the preparation of the Closing Date Balance Sheet, the Stockholder and the Company and the Reviewer (as defined below) and other representatives of Sub will conduct a physical inventory at each location where inventory is held by the Company. From the results of such inventory and prior to the Closing Date, Sub and the Stockholder (or the respective representatives thereof) will prepare a schedule, which shall be signed by each of Sub and the Stockholder, setting forth the nature and quality of such inventory and such other items as shall be agreed upon by Sub and the Stockholder to be included in the Closing Date Balance Sheet.

         (b) Within thirty (30) days after delivery of the Closing Date Balance Sheet, (i) Ernst & Young, LLC or such other national accounting firm (the "Reviewer") selected by Sub, shall audit or otherwise review the Closing Date Balance Sheet in such manner as Sub and the Reviewer deem appropriate, and (ii) Sub shall deliver such reviewed balance sheet (the "Reviewed Balance Sheet"), together with the Reviewer's report thereon, to the Stockholder. The Reviewed Balance Sheet (i) shall be prepared on the same basis and in accordance with the Accounting Principles and (ii) shall include a schedule showing the computation of the final FIFO Net Worth, computed in accordance with the definition of FIFO Net Worth set forth in SECTION 1.4 (i)-hereof. Sub and the Reviewer shall have the opportunity to consult with the Stockholder, the Company and each of the accountants and other representatives of the Stockholder and the Company and examining the work papers, schedules and other documents prepared by the Stockholder, the Company and each of such accountants and other representatives during the preparation of the Closing Date Balance Sheet. The Stockholder and the Stockholder's independent public accountants shall have the opportunity to consult with the Reviewer and examine the work papers, schedules and other documents prepared by Sub and the Reviewer during the preparation of the Reviewed Balance Sheet.

         (c) The Stockholder shall have a period of fifteen (15) days after delivery to the Stockholder of the Reviewed Balance Sheet to present in writing to Sub all objections the Stockholder may have to any of the matters set forth or reflected therein, which objections shall be set forth in reasonable detail. During said fifteen (15) day period, the Stockholder, his accountants and other representatives of the stockholder may examine reviewer's work papers, schedules, research notes and all correspondence between Reviewer and Sub or sunbelt or any representative of Sub or SUNBELT, which relate to the Closing Date Balance Sheet or Reviewed

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Balance Sheet and any entry thereto made or considered by Reviewer. If no objections are raised within such 15-day period, the Reviewed Balance Sheet shall be deemed accepted and approved by the Stockholder and a supplemental closing (the "Supplemental Closing") shall take place within ten (10) Business Days following the expiration of such 15-day period, or on such other date as may be mutually agreed upon in writing by Sub and the Stockholder.

         (d) If the Stockholder shall raise any objection within the 15-day period, Sub and the Stockholder shall attempt to resolve the matter or matters in dispute and, if resolved, the Supplemental Closing shall take place within ten (10) Business Days following such resolution.

         (e) If such dispute cannot be resolved by Sub and the Stockholder within thirty (30) days after the delivery of the Reviewed Balance Sheet, then the specific matters in dispute shall be submitted to a firm of independent certified public accountants having a reputation for special expertise in automobile dealership accounting and mutually acceptable to Sub and the Stockholder, which firm shall make a final and binding determination as to such matter or matters. Such accounting firm shall send its written determination to Sub and the Stockholder and the Supplemental Closing, if any, shall take place five (5) Business Days following the receipt of such determination by Sub and the Stockholder. The fees and expenses of the accounting firm referred to in this SECTION 1.4(e) shall be paid one half by Sub and one half by the Stockholder.

         (f) Sub and the Stockholder agree to cooperate with each other and each other's authorized representatives and with any accounting firm selected by Sub and the Stockholder pursuant to SECTION 1.4(e) hereof in order that any and all matters in dispute shall be resolved as soon as possible.

         (g) If the FIFO Net Worth as shown on the Reviewed Balance Sheet as finally determined through the operation of SECTIONS 1.4 (a) THROUGH (e) and
Section 1.5 hereof shall be less than the Adjusted Net Worth (the amount of any such deficiency being referred to herein as the "Net Worth Deficiency"), the Stockholder shall pay to Sub, by wire transfer of immediately available funds to an account designated in writing by Sub within thirty (30) Business Days of the date of the Supplemental Closing, an amount equal to the Net Worth Deficiency, together with interest on such amount from the Closing Date to the date of the Supplemental Closing at the prime rate or its equivalent (as announced from time to time by Citibank, N.A.).

         (h) If the FIFO Net Worth as shown on the Closing Date Balance Sheet is equal to or greater than the Adjusted Net Worth as shown on the Reviewed Balance Sheet as finally determined through the operation of SECTIONS 1.4(a) THROUGH (e) and Section 1.5 hereof shall be greater than the Net Worth as shown on the Closing Date Balance Sheet (the amount of any such excess being referred to herein as the "Net Worth Excess"), Sub shall pay to the Stockholder, by wire transfer of immediately available funds to an account designated in writing by Sub, within ten (10) Business Days of the Supplemental Closing, an amount equal to the Net Worth Excess, together with interest on such amount from the Closing Date to the date of the Supplemental Closing at the prime rate or its equivalent (as announced from time to time by Citibank, N.A.).

         (i) "FIFO Net Worth" computed in connection with the Closing Date Balance Sheet and the Reviewed Balance Sheet shall mean the amount by which the total assets (plus the amount of any First In First Out ("FIFO") inventory reserves) exceed the total liabilities reflected, in each case, on the balance sheets of Company comprising the Closing Date Balance Sheet or the Reviewed Balance Sheet, as the case may be.

1.5 FIFO COMPUTATION & TAX ADJUSTMENT. In determining the "FIFO Net Worth" of the Company, the Company's new and used motor vehicle inventories were adjusted

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from LIFO based accounting principles to FIFO based accounting principles. In using LIFO based accounting for the new and used motor vehicle inventories, certain tax liabilities of the Company were deferred. In determining adjusted FIFO Net Worth, the Company and GCI SUBSIDIARY agree to book the tax deferral as a current liability against the adjustment to obtain the Net Adjusted FIFO Worth of the Company's new and used motor vehicle inventories.

1.6 ESCROW. Notwithstanding the payment of the Cash Consideration described in
Section 1.2(a) herein and the payment by the Note described in Section 1.2(b), Sub shall at Closing deposit into escrow funds in the amount of $500,000.00
(the "Escrow Amount") by delivering such funds to Stephen Whicker as the "Escrow Agent" which Escrow Amount shall be held and disbursed by the Escrow Agent pursuant to the terms of an escrow agreement to be agreed upon by the parties.

         1.7 KIA DEALERSHIP. If Kia refuses to consent to this Agreement and approve SUNBELT and Sub as its authorized dealer for Elizabethton, Tennessee, then SUNBELT may elect not to purchase the Kia franchises, and the Base Price for this transaction shall be proportionately adjusted.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDER

         The Stockholder represents and warrants to SUNBELT and Sub that the statements contained in this Article 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 2) with respect to himself, except as set forth in Annex I attached hereto.

2.1 AUTHORIZATION OF TRANSACTION. The Stockholder has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Stockholder, enforceable in accordance with its terms and conditions. The Stockholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

2.2 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Stockholder is subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Stockholder is a party or by which he is bound or to which any of his assets is subject.

2.3 BROKERS' FEES. The Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which SUNBELT and Sub could become liable or obligated.

2.4 INVESTMENT. The Stockholder (a) understands that the Note has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Note solely for his own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and

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experience in business and financial matters, (d) has received certain information concerning SUNBELT and Sub and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Note, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Note, and (f) is an Accredited Investor for the reasons set forth on Annex I.

2.5 GCI SHARES. The Stockholder holds of record and owns beneficially all of the issued and outstanding GCI Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Stockholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Stockholder to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

                                   ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF SUNBELT AND SUB

         SUNBELT and Sub represent and warrant to the Stockholder that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as set forth in Annex II attached hereto.

3.1 ORGANIZATION OF SUNBELT AND SUB. SUNBELT and Sub are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of each of their incorporation.

3.2 AUTHORIZATION OF TRANSACTION. SUNBELT and Sub have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of SUNBELT and Sub, enforceable in accordance with its terms and conditions. SUNBELT and Sub need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement

3.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which SUNBELT or Sub is subject or any provision of the charter or bylaws of either SUNBELT or Sub, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which SUNBELT or Sub is a party or by which it is bound or to which any of its assets is subject.

3.4 BROKERS' FEES. SUNBELT and Sub have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Stockholder could become liable or obligated.

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3.5 INVESTMENT. SUNBELT and Sub are not acquiring the GCI Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES CONCERNING THE
                         COMPANY AND THE GCI SUBSIDIARY

         The Stockholder represents, and warrants to SUNBELT and Sub that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4), except as set forth in the disclosure schedule delivered by the Stockholder to SUNBELT and Sub NO LATER THAN THIRTY (30) DAYS AFTER THE EXECUTION OF THIS AGREEMENT and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 4.

4.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of the Company and the GCI SUBSIDIARY is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and the GCI SUBSIDIARY is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company and the GCI SUBSIDIARY. Each of the Company and the GCI SUBSIDIARY has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2 CAPITALIZATION. The entire authorized capital stock of the Company consists of 2000 GCI Shares, of which 100 GCI Shares are issued and outstanding and 8 GCI Shares are held in treasury. All of the issued and outstanding GCI Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Stockholder. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

4.3 NONCONTRAVENTION. To the Knowledge of Stockholder, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Company and the GCI SUBSIDIARY is subject or any provision of the charter or bylaws of any of the Company and the GCI SUBSIDIARY or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, lease, license, instrument, or other arrangement to which any of the Company and the GCI SUBSIDIARY is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company and the GCI SUBSIDIARY or on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of

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Stockholder, neither the Company nor the GCI SUBSIDIARY needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company and the GCI SUBSIDIARY or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

4.4 BROKERS' FEES. Neither the Company nor the GCI SUBSIDIARY has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement

4.5 TITLE TO ASSETS. The Company and the GCI SUBSIDIARY have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

4.6 SUBSIDIARIES. Section 4.6 of the Disclosure Schedule sets forth for each GCI SUBSIDIARY (a) its name and jurisdiction of incorporation, (b) the number of shares of authorized capital stock of each class of its capital stock, (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (d) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each GCI Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. The Company holds of record and owns beneficially all of the outstanding shares of each GCI Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company and the GCI Sub to sell, transfer, or otherwise dispose of any capital stock of any of the GCI Sub or that could require Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any GCI Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of Subsidiary. Neither the Company nor the GCI Sub controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a GCI Subsidiary.

4.7 FINANCIAL STATEMENTS. Attached hereto as Schedule 4.7 are the following financial statements (collectively the "Financial Statement"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1995; December 31, 1996 (the "Most Recent Fiscal Year End") for the Company and the GCI Sub; (ii) Dealer Financial Statements for each Dealership Franchisee for the months January through November 1997 (the "Dealer Statements"); and (iii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the 11 months ended November 8, 1997 (the "Most Recent Fiscal Month End") for the Company and the GCI Sub. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP (except for the Dealer Statements) applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company and the GCI Sub as of such dates and the results of operations of the Company and the GCI Sub for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

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4.8  EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent
Fiscal Year End, there has not been any material adverse change in the financial condition of the Company and the GCI Sub taken as a whole. Without limiting the generality of the foregoing, since that date neither the Company nor the GCI Sub have engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business.

4.9 UNDISCLOSED LIABILITIES. To the Knowledge of Stockholder, neither the Company nor the GCI Sub has any material liability (whether known or unknown, whether asserted or unassorted, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (a) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (b) liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business except as otherwise set forth on Schedule 4.9.

4.10 LEGAL COMPLIANCE. To the Knowledge of Stockholder, each of the Company and the GCI SUBSIDIARY has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company and the GCI SUBSIDIARY.

4.11 TAX MATTERS.

         (a) Each of the Company and the GCI SUBSIDIARY has filed all Income Tax Returns that it was required to file. All such Income Tax Returns were correct and complete in all material respects. All Income Taxes owed by any of the Company and the GCI SUBSIDIARY (whether or not shown on any Income Tax Return) have been paid. Neither the Company nor the GCI SUBSIDIARY currently is the beneficiary of any extension of time within which to file any Income Tax Return.

         (b) There is no material dispute or claim concerning any Income Tax liability of any of the Company and the GCI SUBSIDIARY either (i) claimed or raised by any authority in writing or (ii) as to which the Stockholder and the directors and officers of the Company and the GCI SUBSIDIARY has Knowledge based upon personal contact with any agent of such authority.

         (c) Section 4.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign Income Tax Returns filed with respect to any of the Company and the GCI SUBSIDIARY for taxable periods ended on or after December 31, 1996, indicates those Income Tax Returns that have been audited; and indicates those Income Tax Returns that currently are the subject of audit. The Stockholder has delivered to SUNBELT and Sub correct and complete copies of all federal and State Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by any of the Company and the GCI SUBSIDIARY since December 31, 1996. Neither the Company nor the GCI SUBSIDIARY has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

         (d) Neither the Company nor the GCI SUBSIDIARY has filed a consent under Code ss.341(f) concerning collapsible corporations. Neither the Company nor the GCI SUBSIDIARY has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code ss.280G. Neither the Company nor the GCI SUBSIDIARY has been a

United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). Neither the Company nor the GCI SUBSIDIARY is a party to any tax allocation or sharing agreement. Neither the Company nor the GCI SUBSIDIARY (i) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the taxes of any Person (other than any of the Company and GCI SUBSIDIARY) under Reg. ss.1.1502-6 issued pursuant to the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (e)       The unpaid Income Taxes of the Company and the GCI SUBSIDIARY
(i) did not, as of the Most Recent Fiscal Month End, exceed by any material amount the reserve for Income Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) arid (ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the GCI SUBSIDIARY in filing their Income Tax Returns.

4.12 REAL PROPERTY.

         (a) Section 4.12(a) of the Disclosure Schedule lists all real property that any of the Company and the GCI SUBSIDIARY owns and all real property that any of the Company and the GCI SUBSIDIARY leases from a third party (including names and addresses for the owner of each parcel of leased real property and a description of the applicable lease agreement). With respect to each such parcel of owned or leased real property, and except for matters which would not have a material adverse effect on the financial condition of the Company and the GCI SUBSIDIARY taken as a whole:

                  (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any and all Security Interests and other Liens, claims and encumbrances except those disclosed on Section 4.12(a) of the Disclosure Schedule, none of which currently, or to the Knowledge of the Stockholder, in the future will affect the use of the owned or leased real property or the improvements located thereon for the conduct of the respective businesses of the Company and the GCI SU13S1DIARY as presently conducted;

                  (ii) except for leases to the Company or a GCI SUBSIDIARY, which are identified in Section 4.12(a) of the Disclosure Schedule, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                  (iii) there are no outstanding options or rights of first refusal to purchase any parcel of real property, or any portion thereof or interest therein;

                  (iv) no assessments have been made against any parcel of the real property which are unpaid (except ad Valorem taxes for the current year that are not yet due and payable), whether or not they have become Liens; and

                  (v) there are no disputes concerning the location of the lines or corners of any parcel of the real property.

         (b) The Stockholder has delivered to SUNBELT and Sub correct and complete copies of the leases and subleases listed in ss.4.12(a) of the Disclosure Schedule (as amended to date). To the Knowledge of the Stockholder, each lease and sublease listed in ss.4.12(a) of the Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, non binding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the financial condition of the Company and the GCI SUBSIDIARY taken as a whole. Attached to Section 4.12(a) of the Disclosure Schedule are correct and complete copies of all surveys, title binders, title insurance policies and any exceptions to title for any of the owned or leased real property.

4.13 INTELLECTUAL PROPERTY.

     (a) Section 4.13(a) of the Disclosure Schedule identifies each patent or registration which has been issued to any of the Company and the GCI SUBSIDIARY with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of the Company and the GCI SUBSIDIARY has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which any of the Company and the GCI SUBSIDIARY has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Stockholder has delivered to SUNBELT and Sub correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). ss.4.13(a) of the Disclosure Schedule also identifies each material trade name or unregistered trademark used by any of the Company and the GCI SUBSIDIARY in connection with any of its businesses.

     (b) Section 4.13(b) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that any of the Company and the GCI SUBSIDIARY uses pursuant to license, sublicense, agreement, or permission. The Stockholder has delivered to SUNBELT and Sub correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

4.14 TANGIBLE ASSETS. The buildings, machinery, equipment, and other tangible assets that the Company and the GCI SUBSIDIARY own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

4.15 INVENTORY. The inventory of the Company and the GCI SUBSIDIARY consists of supplies, manufactured and processed parts, all of which is merchantable and fit for the purpose for which it was procured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the GCI SUBSIDIARY

4.16 CONTRACTS. Section 4.16 of the Disclosure Schedule lists all written contracts and other written agreements and describes all unwritten contracts and other agreements to which any of the Company and the GCI SUBSIDIARY is a party the performance of which will involve consideration in excess of $100,000.00. The Stockholder has delivered to SUNBELT and Sub a correct and complete copy of each written contract or other agreement listed in 4.16 of the Disclosure Schedule (as amended to date).

4.17 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company and the GCI SUBSIDIARY are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the GCI subsidiary.

4.18 POWERS OF ATTORNEY. There are no material outstanding powers of attorney executed on behalf of any of the Company and the GCI SUBSIDIARY.

4.19 INSURANCE. Section 4.19 of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which any of the Company and the GCI SUBSIDIARY is a party, a named insured, or otherwise the beneficiary of coverage:

     (a)      the name, address, and telephone number of the agent;

     (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

     (c)      the policy number and the period of coverage;

     (d) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

     (e) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (i) to the Knowledge of Stockholder, the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) to the Knowledge of Stockholder, neither any of the Company and the GCI SUBSIDIARY nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) to the Knowledge of Stockholder, no party to the policy has repudiated any material provision thereof. Section 4.19 of the Disclosure Schedule describes any material self-insurance arrangements affecting any of the Company and the GCI SUBSIDIARY.

4.20 LITIGATION. Section 4.20 of the Disclosure Schedule sets forth each instance in which any of the Company and the GCI SUBSIDIARY (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the Knowledge of Stockholder, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

4.21 EMPLOYEES. To the Knowledge of Stockholder, no executive, key employee, or significant group of employees plans to terminate employment with any of the Company and the GCI SUBSIDIARY during the next 12 months. Neither the Company nor the GCI SUBSIDIARY has committed any material unfair labor practice.

4.22 EMPLOYEE BENEFITS.

     (a) Section 4.22 of the Disclosure Schedule lists each Employee Benefit Plan that any of the Company and the GCI SUBSIDIARY maintains or to which any of the Company and the GCI SUBSIDIARY contributes.

              (i) To the Knowledge of Stockholder, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a material adverse effect on the financial condition of the Company and the GCI SUBSIDIARY taken as a whole.

              (ii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

              (iii) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a).

              (iv) As of the last day of the most recent prior plan year, the market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions).

              (v) The Stockholder has delivered to SUNBELT and Sub correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

     (b) With respect to each Employee Benefit Plan that any of the Company and the GCI SUBSIDIARY maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

              (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted.

              (ii) No action, Suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending, except where the action, suit proceeding, hearing, or investigation would not have a material adverse effect on the financial condition of the Company and the GCI SUBSIDIARY taken as a whole.

              (iii) Neither the Company nor the GCI SUBSIDIARY has incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

4.23 GUARANTIES. Neither the Company nor the GCI SUBSIDIARY is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person except as set forth on Schedule 4.23.

4.24 ENVIRONMENT, HEALTH, AND SAFETY MATTERS.

     (a) To the Knowledge of Stockholder, the Company and the GCI SUBSIDIARY are in compliance with Environmental, Health, and Safety Requirements, except for such noncompliance as would not have a Material Adverse Effect on the financial condition of the Company and the GCI SUBSIDIARY taken as a whole.

              (b) To the Knowledge of Stockholder, the Company and the GCI SUBSIDIARY have not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or the GCI SUBSIDIARY or their facilities arising under Environmental, Health, and Safety Requirements, the subject of which would have a Material Adverse Effect on the financial condition of the Company and the GCI SUBSIDIARY taken as a whole.

4.25 CERTAIN BUSINESS RELATIONSHIPS. Neither the Stockholder nor any of his Affiliates has been involved in any material business arrangement or relationship with any of the Company or the GCI SUBSIDIARY within the past 12 months, and neither the Stockholder nor any of his Affiliates owns any material asset, tangible or intangible, which is used in the business of any of the Company and the GCI SUBSIDIARY.

4.26 DISCLOSURE. The representations and warranties contained in this Article 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 4 not misleading.

4.28 MINIMUM FLOOR PLAN REQUIREMENT. As of the Closing Date, each GCI SUBSIDIARY separately, and all GCI SUBSIDIARY in the aggregate, shall not be "Out of Trust" as such term is used in the automotive business.


                                   ARTICLE 5

                      COVENANTS AND ADDITIONAL AGREEMENTS

5.1 ACCESS; CONFIDENTIALITY. Between the date hereof and the Closing Date, the Stockholder and the Company will (i) provide to the officers and other authorized representatives of SUNBELT and Sub full access, during normal business hours, to any and all premises, properties, files, books, records, documents, and other information of the Company and GCI SUBSIDIARY and will cause the Company's officers to furnish to SUNBELT and its authorized representatives any and all financial, technical and operating data and other information pertaining to the businesses and properties of the Company and GCI SUBSIDIARY (including the Real Property and the Improvements), and (ii) make available for inspection and copying by SUNBELT and Sub true and complete copies of any documents relating to the foregoing. SUNBELT and Sub will hold, and will cause their representatives to hold, in confidence (unless and to the extent compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law) all Confidential Information (as defined below) and will not disclose the same to any third party except in connection with obtaining financing and otherwise as may reasonably be necessary to carry out this Agreement and the transactions contemplated hereby, including any due diligence review by or on behalf of SUNBELT and Sub. If this Agreement is terminated, SUNBELT and Sub will, and will cause their representatives to, promptly return to the Company and GCI SUBSIDIARY, upon the reasonable request of the Company, all Confidential Information furnished by the Company and GCI SUBSIDIARY, including all copies and summaries thereof. As used herein, "Confidential Information" shall mean all information concerning the Company and its subsidiaries obtained by SUNBELT, Sub and their representatives from the Company in connection with the transactions contemplated by this Agreement, except information (x) ascertainable or obtained from public information, (y) received from a third party not employed by or otherwise affiliated with the Company or (z) which is or becomes known to the public, other than through a breach by SUNBELT or Sub or any of their representatives of this Agreement.

5.2 FURNISHING INFORMATION; ANNOUNCEMENTS. Each Party will, as soon as practical after reasonable request therefor, furnish to the other Parties all information concerning such Party or its Affiliates required for inclusion in any statement or application made by any other Party or Parties to any governmental or regulatory body or to any manufacturer or distributor or in connection with obtaining any third party consent in connection with the transactions contemplated by this Agreement. No Party or its representatives shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated hereby without the prior consent of each of the other Parties, except as may be required by law. SUNBELT shall reimburse the Company and the Stockholder for any reasonable expenses incurred by the Company and the Stockholder in connection with this Section.

5.3 CERTAIN CHANGES AND CONDUCT OF BUSINESS. From and after the date of this Agreement, and until the Closing, the Company and GCI SUBSIDIARY: (a) shall conduct its business solely in the Ordinary Course of Business; and (b) shall not take any action or fail to take any action which would cause or result in any Material Adverse Effect upon the business or assets of the Company and GCI SUBSIDIARY, either individually or in the aggregate. The Stockholder shall cause the Company and GCI SUBSIDIARY to comply with the requirements of this
Section 5.3.

5.4 NO INTERCOMPANY PAYABLES OR RECEIVABLES. At the Closing there will be no intercompany payables or intercompany receivables due and/or owing between the Stockholder and any of his Affiliates, on the one hand, and the Company and GCI SUBSIDIARY, on the other hand.

5.5 NEGOTIATIONS. Until the earlier of 180 days from the date hereof and the termination of this Agreement pursuant to SECTION 8.1 hereof, no Stockholder, nor the Company, nor the Company's officers, directory, employees, advisors, agents, representatives, Affiliates or anyone acting on behalf of the Stockholder, the Company or such persons, shall, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any information to, any person (other than SUNBELT or its representatives) concerning any merger, sale of assets (other than in the ordinary course of business), purchase or sale of shares of capital stock or similar transaction involving the Company. The Stockholder shall promptly communicate to SUNBELT any inquiries or communications concerning any such transaction (including the identity of any person making such inquiry or communication) which the Stockholder may receive or of which the Stockholder may become aware.

5.6 CONSENTS; COOPERATION. Subject to the terms and conditions hereof, the Stockholder and the Company and SUNBELT and Sub will use their respective best efforts at their own expense:

    (a) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all waivers, permits, licenses, approvals, authorizations, qualifications, orders and consents of all third parties and governmental authorities, and make all filings and registrations with governmental authorities which are required on their respective parts for (i) the consummation of the transactions contemplated by this Agreement, (b) the ownership or leasing and operating after the Closing by the Company of all its material properties and (iii) the conduct after the Closing by the Company of its businesses as conducted by it on the date hereof;

    (b) to obtain the approvals of the automobile manufacturers which are required by Section 6.12 below;

    (c) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third persons (including governmental authorities) challenging this Agreement or the transactions contemplated hereby; and

    (d) to furnish each other such information and assistance as may reasonably be requested in connection with the foregoing.

5.7 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts at its own expense to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company shall take all such necessary action.

5.8 FACTORY STATEMENTS. The Company will deliver to SUNBELT copies of the Dealer Statements provided by the Company or the GCI SUBSIDIARY after the date hereof within five days of their delivery to the Automobile Manufacturers. All such Statements shall fairly present the financial position and results of operations of the Company as of the date or for the periods indicated.

5.9 NOTIFICATION OF CERTAIN MATTERS. Between the date hereof and the Closing, each party to this Agreement will give prompt notice in writing to the other party hereto of: (i) any information that indicates that any representation and warranty of such party contained herein was not true and correct as of the date made or will not be true and correct as of the Closing, (ii) the occurrence of any event which could result in the failure to satisfy a condition specified in
ARTICLE 6 or ARTICLE 7 hereof, as applicable, (iii) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) in the case of the Stockholder and the Company, any notice of, or other communication relating to, any default or event which, with notice or lapse of time or both, would become a default under any contract or agreement set forth in Section 4.16 of the Disclosure Schedule. The Company and the Stockholder will (x) promptly advise SUNBELT of any event that has, or could reasonably be expected in the future to have, a Material Adverse Effect on the Company or GCI SUBSIDIARY, (y) confer on a regular and frequent basis with one or more designated representatives of SUNBELT to report operational matters and to report the general status of ongoing operations, and (z) notify SUNBELT of any emergency or other change in the normal course of business or relating to the owned or leased real property or improvements of the Company or GCI SUBSIDIARY and of any governmental complaints, investigations or hearings, (or communications indicating that the same may be contemplated) or adjudicatory proceedings involving the Company or GCI SUBSIDIARY, the owned or leased real property or the improvements and will keep SUNBELT fully informed of such events and permit SUNBELT'S representatives access to all materials prepared in connection therewith. The Stockholder shall give prompt notice to SUNBELT of any notice or other communication from any third person asserting any right, title or interest in any of the Shares held by such Stockholder, including, without limitation, any threat to commence, or notice of the commencement of any action or other proceeding with respect to the Shares, or the occurrence of any other event of which such Stockholder has knowledge which could result in any failure to consummate the sale of the Shares as contemplated hereby.

5.10 ASSURANCE BY THE STOCKHOLDER. The Stockholder shall use its best efforts to cause the Company and GCI SUBSIDIARY to comply with its respective covenants set forth in this Agreement.

5.11 ANTITRUST IMPROVEMENTS ACT COMPLIANCE. SUNBELT, the Stockholder and the Company, as applicable, shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed by the respective "ultimate parent" entities under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H.S.R. Act"), and the rules and regulations promulgated thereunder, with respect to the transactions contemplated herein. SUNBELT shall pay the H.S.R. fling fee relating to such filings. The parties shall use their best efforts to make such filings promptly, to respond to any requests for additional information made by either of such agencies, to cause the waiting periods under the H.S.R. Act to terminate or expire at the earliest possible date and to resist vigorously, at SUNBELT'S expense (including, without limitation, the institution or defense of legal proceedings), any assertion that the transactions contemplated herein constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated herein; PROVIDED HOWEVER, that if SUNBELT shall determine that continuing such resistance is not in its best interest, SUNBELT may, by written notice to the other Parties, terminate this Agreement with the effect set for the in SECTION 8.2 hereof.

5.12 RELATED PARTY/STOCKHOLDER LOAN. On or before the Closing Date, the Stockholder shall cause the Company to pay, and the Company shall pay the outstanding principal and all accrued but unpaid interest on the related Party/Stockholder Loans amounting to $* PER BOOKS (the "Stockholder Loans"). For purposes of this Section, the Stockholder Loans shall mean the loans to the Company from Stockholder and his Affiliates as set forth on the Company Balance Sheet in the approximate amount of $* PER BOOKS.

5.13 STOCK RESTRICTION AGREEMENT. Prior to the Closing Date, any Stock Restriction Agreement and any Buy/Sell Agreement involving or affecting the capital stock of the Company or GCI SUBSIDIARY shall be terminated in accordance with its terms and the parties thereto shall have released any and all claims arising under or relating to any Stock Restriction Agreement and any Buy/Sell Agreement and its termination.

5.14 PERSONAL ITEMS. The parties acknowledge and agree that the Stockholder may retain certain personal items (which items are not reflected as assets on the Most Recent Balance Sheet and will not be reflected as assets at the Closing Date Balance Sheet). These items will include personal pictures, awards and mementos.

5.15 COOPERATION IN PREPARATION OF REGISTRATION STATEMENT. The Company and the Stockholder shall furnish or cause to be furnished to SUNBELT and the underwriters of the SUNBELT IPO (the "Underwriters") all of the information concerning the Company and the Stockholder required for inclusion in, and will cooperate fully and completely with SUNBELT, SUNBELT'S legal counsel, SUNBELT'S accountants and the Underwriters in the preparation of, the Registration Statement and the prospectus included therein, including any and all audited financial statements, as required by the applicable securities laws and regulations, prepared in accordance with generally accepted accounting principles, in form suitable for inclusion the Registration Statement.

                                   ARTICLE 6

                         CONDITIONS TO THE OBLIGATIONS
                    OF SUNBELT AND SUB TO EFFECT THE CLOSING

    The obligations of SUNBELT and Sub required to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by SUNBELT and Sub as provided herein except as otherwise required by applicable law:

6.1 REPRESENTATION AND WARRANTIES; AGREEMENTS; COVENANTS. Each of the representations and warranties of the Company, GCI SUBSIDIARY and the Stockholder contained in this Agreement shall be true and correct on the date made and shall be true AND CORRECT IN all material respects as of the Closing. Each of the obligations of the Company, GCI SUBSIDIARY and the Stockholder required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, Sub shall have received a certificate, dated the Closing Date and duly executed by the Stockholder to the effect that the conditions set forth in the two preceding sentences have been satisfied.

6.2 AUTHORIZATION; CONSENT.

    (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and all collateral agreements, and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Company. All filings required to be made under the H.S.R. Act in connection with transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including extensions thereof, shall have expired or been terminated.

    (b) All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies and third persons, including, but not limited to, all automobile manufacturers with whom the Company has franchise agreements (or comparable agreements), required to consummate the transactions contemplated hereby and all consents or waivers shall have been made or obtained.

6.3 OPINIONS OF THE COMPANY'S AND THE STOCKHOLDER'S COUNSEL. SUNBELT and Sub shall have been furnished with the opinion of the Company's and the Stockholder's counsel, dated the Closing Date, in the form and substance satisfactory to SUNBELT and Sub and their counsel.

6.4 ABSENCE OF LITIGATION. No order, stay, injunction or decree of any court of competent jurisdiction in the United States shall be in effect (i) that prevents or delays the consummation of any of the transactions contemplated hereby or (ii) would impose any limitation on the ability of SUNBELT or Sub effectively to exercise full rights of ownership of the Shares. No action, Suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which SUNBELT or Sub, in good faith and with the advice of counsel, believes it makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

6.5 NO MATERIAL ADVERSE EFFECT. During the period from December 31, 1996 to the Closing Date, there shall not have been any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of the Company or GCI SUBSIDIARY either individually or in the aggregate, other than payments to Stockholder in accordance with the terms of this Agreement.

6.6 NET WORTH. On the Closing Date, the Stockholder shall deliver to Sub a balance sheet of the Company (including GCI SUBSIDIARY) dated as of the most recent practicable date preceding the Closing Date, prepared in accordance with the Accounting Principles (the "Estimated Closing Date Balance Sheet"). The Estimated Closing Date Balance Sheet shall show as of the date thereof, after taking into account the payment of any of the fees, costs and expenses by the Company incurred in connection with this Agreement, FIFO Net Worth no less than. NET WORTH @ 11/30/97 EXCEPT ANY LOSSES IN JAN & FEB '98 SHALL NOT BE COUNTED.

6.7 COMPLETION OF DUE DILIGENCE. SUNBELT and Sub shall have completed their due diligence examination of the Company and GCI SUBSIDIARY and the results of such examination shall be reasonably satisfactory to SUNBELT and the Sub; provided, however, that the conditions contained in this Section 6.7 shall not be a condition precedent to the Obligations of SUNBELT and the Sub hereunder after the date that is sixty (60) days after the date hereof.

6.8 REAL ESTATE PURCHASE. Stockholder and all other owners of the real property wherein the automotive dealerships are located shall have entered into real estate purchase and sale contracts with SUNBELT or its assignee for the purchase of the real estate property wherein the automotive dealerships are located.

6.9 CERTIFICATES. The Stockholder and the Company shall have furnished SUNBELT and Sub with any other certificates of the Stockholder and the Company's officers as SUNBELT and Sub may reasonably request to evidence compliance with the conditions set forth in this ARTICLE 6.

6.10 LEGAL MATTERS. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Stockholder and the Company and the GCI SUBSIDIARY under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Stockholder and the Company and the GCI SUBSIDIARY in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for SUNBELT and Sub.

6.11 APPROVAL OF MANUFACTURERS. Each Automobile Manufacturer having an Agreement with the Company or GCI SUBSIDIARY shall have consented to, authorized and approved, in writing, the transactions contemplated by this Agreement and shall have approved SUNBELT and Sub as its authorized dealer, on terms no less favorable than those granted to the Company and GCI SUBSIDIARY immediately prior to execution of this Agreement.

6.12 NON-COMPETITION AGREEMENT. SUNBELT, Sub, the Company and Stockholder shall have entered into a mutually satisfactory Non-Competition Agreement.)

6.13 ENVIRONMENTAL LAWS. The Company shall be in material compliance with all applicable Environmental Laws.

6.14 NONDISTURBANCE AND ESTOPPEL AGREEMENTS. Stockholder shall have obtained a nondisturbance and estoppel agreements from Lessors on all applicable real property in the dealerships presently operate.

6.15 TITLE INSURANCE. Sunbelt and sub shall have obtained title insurance with respect to the leasehold estates in form and substance satisfactory to them. SUNBELT shall be responsible for the cost of such title insurance.

 6.16 TERMINATION AGREEMENT/MEMORANDUM OF LEASE. GI and Investors shall have executed a Lease Termination Agreement and a Memorandum of Lease in form and substance satisfactory to SUNBELT and Sub.

6.17 RESIGNATION OF DIRECTORS. Each of the persons who is a director of the Company or GCI SUBSIDIARY on the Closing Date shall have tendered to Sub in writing his or her resignation as such in form and substance satisfactory to SUNBELT.

6.18 DISCLOSURE SCHEDULE. The Company and the Stockholder shall have delivered to SUNBELT and Sub the Disclosure Schedule referred to in ARTICLE 4, and such Disclosure Schedule shall be acceptable in form and substance to SUNBELT and Sub.

                                   ARTICLE 7

                        CONDITIONS TO THE OBLIGATIONS OF
                     THE STOCKHOLDER TO EFFECT THE CLOSING

     The obligations of the Stockholder and the Company and GCI SUBSIDIARY required to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by the Company, GCI SUBSIDIARY and the Stockholder as provided herein except as otherwise required by applicable law:

7.1 REPRESENTATIONS AND WARRANTIES; AGREEMENTS. Each of the representations and warranties of SUNBELT and Sub contained in this Agreement shall be true and correct on the date made and shall be true and correct in all material respects as of the Closing. Each of the obligations of SUNBELT and Sub required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, the Stockholder shall have received a certificate, dated the Closing Date and duly executed by an officer of SUNBELT and of Sub to the effect that the conditions set forth in the preceding two sentences have been satisfied.

7.2  AUTHORIZATION OF THE AGREEMENT; CONSENTS.

     (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Lease, and the consummation of the transactions contemplated hereby shall have been duly and validly taken by SUNBELT and Sub. All filings required to be made under the H.S.R. Act in connection with transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including extensions thereof, shall have expired or been terminated.

     (b) All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies and third persons, including, but not limited to, all automobile manufacturers with whom the Company and GCI SUBSIDIARY have a franchise agreement; dealer sales and services agreement, or comparable instrument, that are required to consummate the transactions contemplated hereby shall have been executed and obtained.

7.4 ABSENCE OF LITIGATION. No order, stay, judgment or decree shall have been issued by any court and be in effect restraining or prohibiting the consummation of the transactions contemplated hereby.

7.5 REAL ESTATE PURCHASE Stockholder and all other owners of the real property wherein the automotive dealerships are located shall have entered into contract for the purchase and sale of the real property wherein automotive dealerships are located with SUNBELT or Sub or its assignee.

7.6 CERTIFICATES. SUNBELT and Sub shall have the Stockholder with such certificates of its officers and others to evidence compliance with the conditions set forth in this ARTICLE 7 as may be reasonably requested by the Stockholder.

7.7 LEGAL MATTERS. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of SUNBELT or Sub under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of SUNBELT or Sub in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Stockholder.



                                   ARTICLE 8

                                  TERMINATION

8.1 TERMINATION. This Agreement may be terminated at any time prior to Closing:

    (a)      by mutual consent of SUNBELT, Sub, and the Stockholder;

    (b) by either SUNBELT, Sub or the Stockholder if the Closing shall not have taken place on or prior to MARCH 1, 1998, or such later date as shall have been approved by SUNBELT, Sub and the Stockholder, provided that the terminating party is not otherwise in material breach of its representation, warranties, covenants or agreements under this Agreement;

    (c) by SUNBELT, Sub or the Stockholder if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, any such order, decree, ruling or other action shall have become final and non-appealable;

    (d) by SUNBELT and Sub if any of the conditions specified in ARTICLE 6 hereof have not been met or waived by SUNBELT and Sub at such time as such condition is no longer capable of satisfaction, provided that neither SUNBELT nor Sub is otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement;

    (e) by the Stockholder if any of the conditions specified in ARTICLE 7 hereof have not been met or waived by the Stockholder at such time as such condition is no longer capable of satisfaction, provided that neither the Stockholder nor the Company is otherwise in material breach of his or its representations, warranties, covenants or agreements under this Agreement; or

    (f) by either SUNBELT, Sub or the Stockholder if there has been a material breach on the part of the other of any representation, warranty, covenant or agreement set forth in this

Agreement, breach has not been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach.

    If SUNBELT, Sub or the Stockholder shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effectuated by notice to the other parties specifying the provision hereof pursuant to which such termination is made.

8.2 EFFECT OF TERMINATION. EXCEPT (i) FOR ANY breach of this Agreement prior to its termination, and (ii) for the obligations contained in SECTIONS 5.1 AND
10.2 hereof, and (iii) as set forth in SECTION 9.1 and SECTION 9.2 hereof, upon the termination of this Agreement pursuant to SECTION 8.1 hereof, this Agreement shall forthwith become null and void and none of the parties hereto or any of their respective officers, directors, employees, agents, affiliates, consultants, Stockholder or principals shall have any liability or obligation hereunder or with respect hereto.



                                   ARTICLE 9

                                INDEMNIFICATION

9.1 INDEMNIFICATION BY THE STOCKHOLDER. Notwithstanding the Closing or the delivery of the Shares, the Stockholder indemnifies and agrees to fully defend, save and hold harmless on an after-tax basis SUNBELT, Sub, the Company (after the Closing), and any of their respective officers, directors, employees, stockholders, advisors, representatives, agents and affiliates (other than the Stockholder) (each a "SUNBELT Indemnified Party"), if a SUNBELT Indemnified Parry (including the Company after the Closing Date) shall at any time or from time to time suffer any Costs (as deemed in SECTION 9.7 below) arising, directly or indirectly, out of or resulting from, or shall pay or become obligated to pay any sum on account of, (i) any and all Stockholder Events of Breach (as defined below); (ii) any Claim before or by any court, arbitrator, panel, agency or other governmental, administrative or judicial entity, which Claim involves, affects or relates to any assets, properties or operations of the Company or GCI SUBSIDIARY or the conduct of the business of the Company or the GCI SUBSIDIARY prior to the Closing Date (a "Stockholder Third Party Claim"); or (iii) any tax liability of the Company or GCI SUBSIDIARY arising out of the operation of the Company or GCI SUBSIDIARY by the Stockholder or their employees or their representatives prior to Closing. As used herein, "Stockholder Event of Breach" shall be and mean any one or more of the following: (i) any untruth or inaccuracy in any representation of the Stockholder or the Company or the breach of any warranty of the Stockholder or the Company contained in this Agreement, including, without limitation, any misrepresentation in, or omission from, any statement, certificate, schedule, exhibit, annex or other document furnished pursuant to this Agreement by the Stockholder or the Company (or any representative of SUNBELT or Sub) and any misrepresentation in or omission from any document furnished to SUNBELT or Sub in connection with the Closing, and (ii) any failure of the Stockholder or the Company to duly perform or observe any term, provision, covenant, agreement or condition on the part of such Stockholder or the Company to be performed or observed.

9.2 INDEMNIFICATION BY SUNBELT. Notwithstanding the Closing, SUNBELT indemnifies and agrees to fully defend, save and hold harmless on an after-tax basis the Stockholder, the Company (prior to the Closing), and any of their respective officers, directors, employees, stockholders, advisors, representatives, agents and affiliates (each a "Stockholder Indemnified Party"), if a Stockholder Indemnified Party (including the Company prior to Closing) shall at any time or from time to time suffer any Costs arising, directly or indirectly, out of or resulting from, or shall pay or become obligated to pay any sum on account of, (i) any and all SUNBELT Events of Breach (as defined below) or (ii) any Claim before or by any court, arbitrator, panel, agency or other governmental, administrative or judicial entity, which Claim involves, affects or relates to any assets, properties or operations of SUNBELT or Sub or the conduct of the business of SUNBELT prior to the Closing Date (a "SUNBELT Third Party Claim"). As used herein, "SUNBELT Event of Breach" shall be and mean any one or more of the following: (i) any untruth or inaccuracy in any representation of SUNBELT or Sub or the breach of any warranty of SUNBELT or Sub contained in this Agreement, including, without limitation, any misrepresentation in, or omission from, any statement, certificate, schedule, exhibit, annex or other document furnished pursuant to this Agreement by SUNBELT or Sub (or any representative of SUNBELT or Sub) to the Stockholder (or any representative of the Stockholder) and any misrepresentation in or omission from any document furnished to the Stockholder in connection with the Closing, and (ii) any failure of SUNBELT or Sub duly to perform or observe any term, provision, covenant, agreement or condition on the part of SUNBELT or Sub to be performed or observed.

9.3 PROCEDURES. If (i) the Stockholder Event of Breach occurs or is alleged and a SUNBELT Indemnified Party asserts that the Stockholder has become obligated to a SUNBELT Indemnified Party pursuant to SECTION 9.1, or if the Stockholder's Third Party Claim is begun, made or instituted as a result of which the Stockholder may become obligated to a SUNBELT Indemnified Party hereunder, or
(ii) a SUNBELT Event of Breach occurs or is alleged and a Stockholder Indemnified Party asserts that SUNBELT has become obligated to a Stockholder Indemnified Party pursuant to SECTION 9.2, or if any SUNBELT Third party Claim is begun, made or instituted as a result of which SUNBELT may become obligated to a Stockholder Indemnified Party hereunder (for purposes of this ARTICLE 9, any SUNBELT Indemnified Party and Stockholder Indemnified Party is sometimes referred to as an "Indemnified Party" and SUNBELT and the Stockholder are sometimes referred to as and "Indemnified Party" and SUNBELT and the Stockholder are sometimes referred to as an "Indemnifying Party," and any SUNBELT Third Parry Claim and the Stockholder Third Party Claim is sometimes referred to as a "Third Party Claim," in each case as the context so requires), such Indemnified Party shall give written notice to the Indemnifying Party of its or his obligation lo provide indemnification hereunder, provided that any failure to so notify the Indemnifying Party, shall not relieve them from any liability that it or he may have to the Indemnified Party under this ARTICLE 9. If such notice relates to a Third Party Claim, each Indemnifying Party, jointly and severally, agrees to defend, contest or otherwise protect such Indemnified Party against any such Third Party Claim at his or its sole cost and expense. Such Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of such Indemnified Party's choice and shall in any event cooperate with and assist the Indemnifying Party to the extent reasonably possible. If the Indemnifying Party fails timely to defend, contest or otherwise protect against such Third Party Claim, such Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise of settlement thereof, and such Indemnified Party shall be entitled to recover the entire Cost thereof from the Indemnifying Party, including, without limitation, attorneys' fees, disbursements and amounts paid (or of which such Indemnified Party has become obligated to pay) as the result of such Third Party Claim. Failure by the Indemnifying Party to notify such Indemnified Party of its or their election to defend any such Third Party Claim within fifteen (15) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its or their right to defend such Third Party Claim. If the Indemnifying Party assumes the defense of the particular Third Party Claim, the Indemnifying Party shall not, in the defense of such Third Party Claim, consent to entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party. In addition, the Indemnifying Party shall not enter into any settlement of any Third Party Claim (except with the written consent of such Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to such Indemnified Party a full release from all liability in respect of such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at their own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim to the extent the Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.

9.4 OFFSET. In addition to and not in limitation of all rights of offset that an Indemnified Party may have under applicable law, the parties agree that, at any Indemnified Party's option, any or all amounts owing to such Indemnified Party under this ARTICLE 9 or any other provision of this Agreement or any other liability of the other parties (or any Affiliate of the other parties)- to such Indemnified Party in connection with this Agreement or the transactions contemplated hereby, may be recovered by the Indemnified Party by an offset against any or all amounts due to such other parties pursuant to this Agreement or the transactions contemplated hereby.

9.5 REMEDIES. The rights of an Indemnified Party under this ARTICLE 9 are in addition to such other rights and remedies which such Indemnified Party may have under this Agreement, applicable law or otherwise.

9.6 LIMITATION ON INDEMNIFICATION. No Indemnified Party shall be entitled to indemnification for any Costs hereunder (A) until the Indemnified Party has suffered Costs by reason of all such breaches in excess of a $100,000.00 aggregate deductible (after which point the Indemnifying Party will be obligated to indemnify the Indemnified Party from and against all such Costs relating back to the first dollar, or thereafter (B) to the extent the Costs the Indemnified Party has suffered by reason of all such breaches exceeds a $10,000,000.00 aggregate ceiling (after which point the Indemnifying Party will have no obligation to indemnify the Indemnified Parties from and against such Costs).

9.7 DEFINITIONS. For purposes of this ARTICLE 9, "Costs" shall mean all liabilities, losses, costs and actual damages (not including consequential damages) and reasonable expenses, reasonable attorneys' fees, reasonable experts' fees, reasonable consultants' fees, and reasonable disbursements of any kind or of any nature whatsoever. For purposes of application of the indemnity provisions of this ARTICLE 9, the amount of any Cost arising from the breach of any representation, warranty, covenant or agreement shall be the entire amount of any Cost suffered, paid or required to be paid by the respective Indemnified Parry as a result of such breach.

9.8 TAX SAVINGS. Costs arising or resulting from Stockholder Events of Breach or SUNBELT Events of Breach shall be reduced to the extent of the amount of any tax savings resulting from the indemnified matter to which such Costs relate which are actually realized (or can reasonably be expected to be realized in future years) by the Indemnified Party.


                                   ARTICLE 10

                                 MISCELLANEOUS

10.1 SURVIVAL OF PROVISIONS.

     (a) The respective representations, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, subject to SECTION 10.1 (b) below. In the event of a breach of any such representations, or covenants, the party to whom such representations or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement, regardless of any disclosures to, or investigation made by or on behalf of, such party on or before the Closing Date.

     (b) All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, and examination by or on behalf of the Parties, and the Closing contemplated herein, only to the extent specified below:

          (i) the representations and warranties contained in ss 2.3, 3.4, 4.4, 4.5, 4.7 through 4.10, 4.12 through 4.23, 4.25, 4.27 and 4.28 shall survive for a period of two (2) years following the Closing Date;

          (ii) the representations and warranties contained in Section 4.24 shall survive for a period of two (2) years following the Closing Date;

          (iii) the representations and warranties contained in ss 2.1, 2.2, 2.4, 2.5, 3.1, 3.2, 3.3, 3.5, 4.1, 4.2, 4.3, 4.5, 4.6, and 4.26 shall survive two (2) years and

          (iv)      the representations and warranties contained in Section
4.11 shall survive as to any Tax covered by such representations and warranties for so long as any statute of limitations for such Tax remains open, in whole or in part, including without limitation by reason by waiver of such statute of limitations.

          (v) Notice of any claims or violations must be made within thirty (30) days of discovery.

10.2 FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby through the Closing Date shall be paid by the party incurring such fees, costs or expenses; PROVIDED, HOWEVER, that if the Closing does not occur and SECTION 5.5 hereof is breached, then the Stockholder of the Company shall pay to SUNBELT, within five
(5) Business Days after receipt of a request therefor, an amount equal to all of the legal and other fees, costs and expenses incurred by SUNBELT and Sub in connection with this Agreement and the transactions contemplated hereby.

10.3 HEADINGS. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

10.4 NOTICES. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivery by hand, recognized overnight delivery service or facsimile transmission or mailed by registered or certified mail, postage prepaid (return receipt requested), as follows:

     If to the Company before the Closing Date:   P.O. Box 4301
                                                  Elizabethton, TN 37643

     with a coy to:                               Walter Lee Davis, Jr.
                                                  121 E. Unaka Ave
                                                  Johnson City, TN 37601

     If to the Company after the Closing Date:    P.O Box 430,
                                                  Elizabethton, TN 37644

     with a copy to:                              Walter Lee Davis, Jr.
                                                  121 E. Unaka Ave
                                                  Johnson City, TN 37601

If to the Stockholder:





with a copy to:  Walter Lee Davis, Jr.



If to SUNBELT or Sub:

SUNBELT AUTOMOTIVE GROUP, INC.
2150 Cobb Parkway
Smyrna, Georgia 30080
         with a copy to:

         Stephen C. Whicker
         c/o The Whicker Law Firm
         6111 Peachtree Dunwoody Road, NE
         Suite 102-D
         Atlanta, Georgia 30328

or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or three (3) days after the date so mailed; PROVIDED, HOWEVER, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

10.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure the benefit of the parties hereto (and with respect to the Stockholder, the personal representatives and heirs of the Stockholder) and their respective successors and permitted assigns, and the provisions of ARTICLE 9 hereof shall inure to the benefit of the Indemnified Parties referred to therein; PROVIDED, HOWEVER, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding the foregoing, SUNBELT and Sub shall have the unrestricted right to assign this Agreement and to delegate all or any part of their obligations hereunder to any affiliate of SUNBELT, but in such event SUNBELT shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement.

10.6 ENTIRE AGREEMENT. This Agreement (including the Schedules hereto) and the Real Estate Purchase Agreement embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior written or oral commitments, arrangements or understandings between the parties with respect thereto and all prior drafts of this Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein or in the Lease. Prior drafts of this Agreement shall not be used as a basis for interpreting this Agreement.

10.7 WAIVER AND AMENDMENTS. The Stockholder, the Company, SUNBELT and Sub may by written notice to the other parties (i) extend the time for the performance of any of the obligations or other actions of the other parties,
(ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement, (iii) waive compliance with any of the covenants of the other parties contained in this Agreement, (iv) waive performance of any of the obligations of the other parties created under this Agreement, or (v) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

10.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall be considered one and-the same agreement and each of which shall be deemed an original.

10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule that would cause the laws of any other jurisdiction to apply.

10.10 ACCOUNTING TERMS. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

10.11    CERTAIN DEFINITIONS.

         For purposes of this Agreement:

         (a) "Affiliate" of a specified Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, and in the case of a specified Person who is a natural person, his spouse, his issue, his parents, his estate and any trust entirely for the benefit of his spouse and/or issue.

         (c) "Automobile Manufacturers" shall mean Chevrolet, Jeep, Eagle, Chrysler, Plymouth, Dodge and Kia motor vehicle manufacturers.

         (d) "SUNBELT Public Offering Date" shall mean the date of the consummation of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of shares of SUNBELT common stock on a firm commitment basis.

         (e) "Best Efforts" shall be deemed to not include any obligation on the part of any Person to undertake any liabilities, expend any funds or perform acts (except liabilities, expenditures or performance, other than any best efforts obligations, expressly required to be undertaken by the terms of this Agreement) which are materially burdensome to such Person; PROVIDED, HOWEVER, that notwithstanding the foregoing, the term "best efforts" shall include an obligation to take such actions which are normally incident to or reasonably foreseeable in connection with such obligation or the transactions contemplated hereby.

         (f) "Business Day" shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under Federal law.

         (g) "Code" means the Internal Revenue Code, as amended.

         (h) "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         (i) "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         (j) "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         (k) "Environmental, Heath and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

         (l) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         (m) "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         (n) "GAAP" shall mean generally accepted accounting principles which are in effect in the United States on the Closing Date.

         (o) "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or additional thereto, whether disputed or not.

         (p) "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment statement thereto, and including any amendment thereof.

         (q) "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all transactions, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         (r) "Knowledge" means, with respect to the Stockholder, that the Stockholder knew, or in the exercise of reasonable diligence, would or should have known of the particular matter referred to; with respect to the Company, that the President or the Executive Manager knew, or in the exercise of reasonable diligence, would or should have known of the particular matter referred to; and, with respect to SUNBELT, that the President of SUNBELT knew or, in the exercise of reasonable diligence, would or should have known of the particular matter referred to.

         (s) "Liens" shall mean any mortgages, pledges, title defects or objections, liens, claims, security interests, conditions and installment sale agreements, encumbrances or charges of any kind.

         (t) "Material Adverse Effect" shall mean any change in, or effect on, the Company or GCI SUBSIDIARY (including the business thereof) which is, or could reasonably be expected to be, materially adverse to the business, operations, assets, condition (financial or otherwise) or prospects of the Company or GCI SUBSIDIARY.

         (u) "Most Recent Balance Sheet" means the balance sheet contained within the Most RECENT Financial Statements.

         (v) "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         (w) "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         (x)  "Party" has the meaning set forth in the preface above.

         (y)  "PBGC" means the Pension Benefit Guaranty Corporation.

         (z) "Person" shall mean and include any individual, corporation, limited liability company, partnership, joint venture, association, trust, any other incorporated or unincorporated organization or entity and any governmental entity or any department or agency thereto.

         (aa) "Reportable Event" has the meaning set forth in ERISA Section
4043.

         (bb) "Securities Act" means the Securities Act of 1933, as amended.

         (cc) "Securities Exchange Act" means the Securities Exchange Act of 1934 as amended.

         (dd) "Subject Property" ______________________________________________.

         (ee) "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

10.12 SCHEDULES. Disclosure of any matter in any Schedule hereto or in the Financial Statements shall be considered as disclosure pursuant to any other provision, subprovision, section or subsection of this Agreement or Schedule to this Agreement.

10.13 SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

10.14 REMEDIES. None of the remedies provided for in this Agreement, including termination of this Agreement as set forth in ARTICLE 8, indemnification as set forth in ARTICLE 9 or the payment of certain fees, costs and expenses as set forth in SECTION 10.2 shall be the exclusive remedy of either party for a breach of this Agreement, the parties hereto having the right to seek any other remedy in law or equity in lieu of or in addition to any remedies provided in this Agreement, including an action for damages for breach of contract.

10.15 TIME IS OF THE ESSENCE. Time is of the essence for purposes of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    SUNBELT AUTOMOTIVE GROUP, INC., A
                                    GEORGIA CORPORATION


                                    By:  /s/ Charles Killancey  Sec. Treas.
                                         ---------------------------------------
                                         Name:
                                         Title:

                                    ATTEST:

                                    By:  /s/ Walter Erin Davis, Jr.
                                         ---------------------------------------
                                         Name:

                                    BAG TENNESSEE II, INC., A GEORGIA
                                    CORPORATION


                                    By:  /s/ Charles Killancey  Sec. Treas.
                                         ---------------------------------------
                                         Name:
                                         Title:

                                    ATTEST:


                                    By:  /s/ Walter Erin Davis, Jr.
                                         ---------------------------------------
                                         Name:
                                         Title:


                                    GRINDSTAFF CHEVROLET, INC., A TENNESSEE
                                    CORPORATION


                                    By:  /s/ S.G.         C.E.O.
                                         ---------------------------------------
                                         Name:
                                         Title:

                                    ATTEST

                                    By:  /s/ C.M. Roberts, Jr.
                                         ---------------------------------------
                                         Name:
                                         Title:


                      (SIGNATURES CONTINUED ON NEXT PAGE)

                                    MOUNTAIN EMPIRE KIA, INC., A TENNESSEE
                                    CORPORATION

                                    By:  /s/
                                         ---------------------------------------
                                         Name:
                                         Title:

                                    ATTEST

                                    By:  /s/ C.M. Roberts, Jr.
                                         ---------------------------------------
                                         Name:
                                         Title:


                                    STOCKHOLDER:


 /s/ Wes Hambrick                   /s/ S.G.
-------------------------------     --------------------------------------------
WES HAMBRICK                        STEVE GRINDSTAFF, an individual

                                    ATTEST

 /s/ C.M. Roberts, Jr.              By:  /s/ C.M. Roberts, Jr.
-------------------------------          ---------------------------------------
WITNESS                                  Name:
                                         Title:


    Sword to and subscribed before
    me this _____ day of _________, 1997.



    ___________________________________
    Notary Public

    My Commission Expires:


    ___________________________________

                         SUNBELT AUTOMOTIVE GROUP, INC.
                               2150 COBB PARKWAY
                             SMYRNA, GEORGIA 30080
================================================================================

                               February 24, 1998

VIA HAND DELIVERY

Mr. Steve Grindstaff
Grindstaff, Inc.
P.O. Box 430
Elizabethton, TN 37644

         Re: Stock Purchase Agreement dated December 27, 1997 (the
             "Agreement") by and between Sunbelt Automotive Group, Inc. ("Sunbelt"), BAG TENNESSEE II, INC. (the "Sub"), Grindstaff, Inc. d/b/a Grindstaff Chevrolet, Chrysler, Plymouth, Dodge (the "Company"), and Steve Grindstaff and Wes Hambrick (collectively, the "Stockholder")

Dear Steve:

         This letter will confirm our agreement to make the following changes to the Agreement. For ease of reference, all capitalized terms that are used not expressly defined in this letter have the meanings given to them in the Agreement, and the definitions of those terms in the Agreement are incorporated by reference in this letter.

         1. We agree to amend the Agreement by replacing Section 1.1(b)(i) of the Agreement with the following:

         "(b) CLOSING. (i) Subject to the conditions set forth in this Agreement, the purchase and sale of the GCI Shares pursuant to this Agreement (the "Closing") shall take place at a location to be agreed upon by the Parties. Subject to the other conditions set forth in this Agreement, the Closing of the transactions contemplated hereby shall take place within thirty (30) days after receipt of the last approval of the transactions contemplated by this Agreement by each of General Motors, Chrysler, Plymouth, Dodge and Kia, provided, however, that the Closing shall take place no later June 30, 1998 (the "Closing Date Deadline"). The date on which the Closing occurs is herein referred to as the "Closing Date."

         2. We agree to amend the Agreement by replacing Section 8.1(b) of the Agreement with the following:

         "(b) by either SUNBELT, Sub or the Stockholder if the Closing shall not have taken place on or prior to the Closing Date Deadline, or such later date as shall have been approved in

Mr. Steve Grindstaff
February 24, 1998
Page 2

         writing by SUNBELT, Sub and the Stockholder, provided that the terminating party is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement;"

         3. We agree to amend the Agreement by replacing Section 6.7 of the Agreement with the following:

         "6.7 COMPLETION OF DUE DILIGENCE. SUNBELT and Sub shall have completed their due diligence examination of the Company and GCI Subsidiary and the results of such examination shall be reasonably satisfactory to SUNBELT and the Sub; provided, however, that the conditions contained in this Section 6.7 shall not be a condition precedent to the Obligations of SUNBELT and the Sub hereunder after the date that is fourteen (14) days after the date on which SUNBELT and the Sub receive the Disclosure Schedule described in Article 4 of the Agreement from the Company and the Stockholder. The Company and the Stockholder shall deliver said Disclosure Schedule to SUNBELT and the Sub on or before February 27, 1998."

         The Agreement, as modified by this written letter agreement, constitutes the entire, final and exclusive agrement between the parties, and supersedes any and all prior written or oral commitments, agreements, and understandings or modifications. We agree that this letter agrement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule that would cause the laws of any other jurisdiction to apply. We further agree that this letter agreement shall be effective as of February 24, 1998.

         Please have this letter agreement signed on behalf of the Company and the Stockholder, to indicate your agreement with these changes to the Agreement, and return it to me for my files. The enclosed duplicate original of this letter agreement is for your files.

                                             Sincerely,

                                             /s/ Charles K. Yancey,
                                             --------------------------------
                                             Charles K. Yancey, on behalf of
                                             SUNBELT AUTOMOTIVE GROUP, INC. and
                                             BAG TENNESSEE II, INC.

Mr. Steve Grindstaff
February 24, 1998
Page 3



ACCEPTED AND AGREED TO THIS 24TH DAY OF FEBRUARY, 1998.


                                   GRINDSTAFF, INC., a Tennessee corporation
                                   By: /s/ Steve Grindstaff
                                      --------------------------------------
                                   Name:
                                        ------------------------------------
                                   Title:
                                         -----------------------------------


                                   /s/ Steve Grindstaff
                                   -----------------------------------------
                                   STEVE GRINDSTAFF, an individual










                                       3